Exhibit 10.3

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) dated as of December 2, 2008 by and among TRX, INC. (the “Borrower”) and ATLANTIC CAPITAL BANK, as Lender (the “Lender”).

WHEREAS, the Borrower and the Lender have entered into that certain Credit Agreement dated as of May 30, 2008 (as in effect immediately prior to the date hereof, the “Credit Agreement”); and

WHEREAS, the Borrower and the Lender desire to amend certain provisions of the Credit Agreement on the terms and conditions contained herein; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

Section 1. Specific Amendments to Credit Agreement. The parties hereto agree that the Credit Agreement is amended as follows:

(a) The Credit Agreement is amended by inserting the following defined terms into Section 1.01:

“BCD Guaranty” means that certain Guaranty Agreement dated as of the First Amendment Date made by BCD in favor of the Lender.

“BCD Guaranty Fee Letter” means that certain letter agreement between the Borrower and BCD dated as of the First Amendment Date, which sets forth the fee payable by the Borrower to BCD relating to the BCD Guaranty.

“BCD Travel” means BCD Travel B.V.

“First Amendment Date” means December 2, 2008.

“TRX India” means TRX Technologies India Private Limited

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code of the State of Georgia or of any other state the laws of which are required to be applied in connection with the perfection of Liens in any of the Collateral.

(b) The Credit Agreement is amended by deleting the defined terms “Applicable Rate”, “Capital Expenditures”, “Consolidated EBITDA”, “Guarantors”, “Guaranty” and “Maturity Date”, in each case in Section 1.01 in their entirety and substituting in their place the following:

“Applicable Rate” means a per annum rate equal to: (a) with respect to Base Rate Loans, 1.50%; (b) with respect to LIBOR Loans and Letters of Credit, 2.75% and (c) with respect to the commitment fee, 0.50%.

“Capital Expenditures” means for any period the sum of (without duplication) (a) all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and its Subsidiaries during such period for items that are capitalized that would be classified as “property, plant or equipment” or comparable items on the consolidated balance sheet of the Borrower and its Subsidiaries, including without limitation all transactional costs incurred in connection with such expenditures provided the same have been capitalized, and (b) all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and its Subsidiaries during such period for the cost of developing computer software that are capitalized on the consolidated balance sheet of the Borrower and its Subsidiaries; provided, however, “Capital Expenditures” shall exclude expenditures paid for with the proceeds of casualty insurance or by a landlord.

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense, (iv) other non-recurring expenses of the Borrower and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, (v) all non-cash items decreasing Consolidated Net Income for such period and (vi) severance expenses incurred during such period which benefit employees of the Borrower or its Subsidiaries whose employment therewith has been or will be terminated, minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period, (ii) all non-cash items increasing Consolidated Net Income for such period, and (iii) the amount of any cash expenditures made during such period related to non-recurring expenses included pursuant to item (a)(iv) above in computing Consolidated EBITDA during any prior period.

“Guarantors” means, collectively, all Domestic Subsidiaries of the Borrower as of the Closing Date, each other Person that from time to time becomes a party to the Guaranty (including by execution of a Guaranty Joinder Agreement) and BCD.

“Guaranty” means, collectively, (a) the Guaranty dated as of the Closing Date, made by the Guarantors party thereto in favor of the Lender and (b) the BCD Guaranty.

“Maturity Date” means April 30, 2010.

(c) The Credit Agreement is further amended by deleting Section 2.04(b) in its entirety and substituting in its place the following:

“(b) Mandatory Prepayments.

(i) If for any reason the Total Outstandings at any time exceed the Commitment then in effect, the Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.04(b) unless after the prepayment in full of the Loans the Total Outstandings exceed the Commitment then in effect.

(ii) In the event of a Disposition of all or substantially all of the stock or assets of TRX India, all of the cash proceeds resulting from such sale, net of any outstanding indebtedness of TRX India, amounts to pay any taxes incurred as a result of such sale of any reasonable expenses of such sale, shall immediately upon receipt by the Borrower or any of its Affiliates be paid to the Lender to be applied against the Loans then outstanding.

(d) The Credit Agreement is further amended by deleting Section 6.06 in its entirety and substituting in its place the following:

“6.06 Litigation. Except as set forth on Schedule 6.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.”

(e) The Credit Agreement is further amended by deleting the first sentence of Section 6.12(d) in its entirety and substituting in its place the following:

“(d) Except as set forth on Schedule 6.12, there are no strikes, lockouts or other material labor disputes or grievances against the Borrower or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries, and no significant unfair labor practice, charges or grievances are pending against the Borrower or any of its Subsidiaries, or to the Borrower’s knowledge, threatened against any of them before any Governmental Authority.”

(f) The Credit Agreement is further amended by deleting the first sentence of Section 7.01 in its entirety and substituting in its place the following:

“7.01. Financial Statements. Deliver, or cause to be delivered, to the Lender, in form and detail satisfactory to the Lender:”

(g) The Credit Agreement is further amended by deleting the “.” at the end of Section 7.01(c), replacing it with “;” and adding the following new Sections 7.01(d), (e) and (f):

“(d) as soon as available, but in any event within 15 Business Days after the end of each month, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such month, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such month and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(e) as soon as available, but in any event within 160 days after the end of each fiscal year of BCD, a consolidated balance sheet of BCD and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of recognized standing reasonably acceptable to the Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(f) as soon as available, but in any event within 90 days after the end of each of the first three fiscal quarters of each fiscal year of BCD Travel, a balance sheet of BCD Travel as at the end of such fiscal quarter, and the related statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of BCD Travel’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of BCD Travel as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of BCD Travel in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.”

(h) The Credit Agreement is further amended by deleting the “.” at the end of Section 7.02(f), replacing it with “; and” and adding the following new Section 7.02(g):

“(g) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and 7.01(b), a certificate in form and substance satisfactory to the Lender and signed by the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of BCD, which certifies that BCD maintained cash and cash equivalents at all times during the fiscal quarter then ended in an amount not less than $15,000,000.”

(i) The Credit Agreement is further amended by deleting Section 7.12(d) in its entirety and substituting in its place the following:

“(d) Notwithstanding the terms of Section 7.12(c), within 120 days of the First Amendment Date, cause to be delivered to the Lender each of the items set forth in Section 7.12(c) with respect to TRX Luxembourg, S.á.r.l. and TRX Technologies India Private Limited.”

(j) The Credit Agreement is further amended by deleting Section 7.13 in its entirety and substituting in its place the following:

“Section 7.13 Deposit Accounts and Treasury Management Arrangements. Within 60 days of the First Amendment Date, the Borrower shall, and shall cause each of its Domestic Subsidiaries to, maintain its primary deposit accounts and primary arrangements for the delivery of treasury management services with the Lender; provided, however, that such accounts and such treasury management services are made available to the Borrower and its Domestic Subsidiaries upon terms (including service levels) and pricing no less favorable than those in place with the Borrower’s existing providers of such accounts and treasury management services. Each deposit account of the Borrower or any Domestic Subsidiary that is not maintained with the Lender shall at all times be subject to a Qualifying Control Agreement (as defined in the Security Agreement).”

(k) The Credit Agreement is further amended by deleting clause (i) of Section 8.02(g) in its entirety and substituting in its place the following:

“(i) Investments in Subsidiaries (other than Domestic Subsidiaries) made after the Closing Date not exceeding $1,000,000 in the aggregate,”

(l) The Credit Agreement is further amended by deleting the proviso at the end of Section 8.05 in its entirety and substituting in its place the following:

“(h) A Disposition of all or substantially all of the stock or assets of TRX India; provided that (x) all of the cash proceeds resulting from such sale are paid to the Lender pursuant to Section 2.04(b)(ii) and (y) the terms of, and the documentation evidencing, such sale are reasonably satisfactory to the Lender;

provided, however, that any Disposition pursuant to clauses (a) through (h) shall be for fair market value.”

(m) The Credit Agreement is further amended by deleting Section 8.11 in its entirety and substituting in its place the following:

“8.11 Payment of Subordinated Indebtedness; BCD Guaranty Fee.

(a) Make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of, or otherwise satisfy, any Subordinated Indebtedness, including on account of any purchase, redemption, retirement, acquisition, cancellation or termination thereof, except regularly scheduled payments of principal and accrued interest expressly permitted by any Subordination Agreement.

(b) Make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of, or otherwise satisfy, the fee described in the BCD Guaranty Fee Letter after the occurrence and during the continuance of a Default or an Event of Default.”

(n) The Credit Agreement is further amended by deleting Section 8.12 in its entirety and substituting in its place the following:

“8.12 Modifications to Subordinated Indebtedness; BCD Guaranty Fee Letter. Amend, modify or change in any manner any of the terms or provisions of (a) any Subordinated Indebtedness or any instrument or agreement evidencing, securing, Guaranteeing or in any way otherwise relating to any Subordinated Indebtedness or (b) the BCD Guaranty Fee Letter.”

(o) The Credit Agreement is further amended by deleting Section 8.13 in its entirety and substituting in its place the following:

“8.13 Financial Covenants.

(a) Consolidated Senior Leverage Ratio. Permit the Consolidated Senior Leverage Ratio at any time during the following periods to be greater than the following ratios:

Period	Consolidated Senior Leverage Ratio
First Amendment Date to and including June 29, 2009	1.00 to 1.00
June 30, 2009 to and including September 29, 2009	1.50 to 1.00
September 30, 2009 to and including December 30, 2009	1.65 to 1.00
December 31, 2009 and at all times thereafter	1.75 to 1.00

Solely for the purposes of calculating the Consolidated Senior Leverage Ratio as of the end of any of the Borrower’s fiscal quarters, the Borrower may calculate Consolidated Funded Indebtedness assuming that any service fee prepayments to be made by Expedia, Inc., American Express Company, BCD Travel, AMR Corporation or Hogg Robinson Group plc (or by any Subsidiary or successor client entity of any of the foregoing) to the Borrower on such date of calculation (i) have been made to the Borrower, (ii) have been paid by the Borrower to the Lender for application against Loans then outstanding, provided that such prepayment has actually been received by the Borrower and paid to the Lender within 5 Business Days after such date of calculation in amount equal or greater than the amount the Borrower assumed in its calculations would be received. If the requirements of the proviso in the immediately preceding sentence have not been satisfied by the time period set forth therein, then the Borrower shall calculate the Consolidated Senior Leverage Ratio as of such date of calculation without the assumptions permitted by the immediately preceding sentence.

(b) Consolidated Fixed Charge Coverage Ratio. Commencing as of the fiscal quarter ending September 30, 2008, permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Borrower, to be less than 1.40 to 1.00.”

(p) The Credit Agreement is further amended by deleting Section 8.14 in its entirety and substituting in its place the following:

“8.14 Capital Expenditures. Make or become legally obligated to make any Capital Expenditure except for Capital Expenditures that in the aggregate for the Borrower and its Subsidiaries in the fiscal year ending December 31, 2008 do not exceed $8,000,000 and in any fiscal year thereafter (commencing with the fiscal year ending December 31, 2009) do not exceed $4,000,000 without the prior written consent of the Lender.”

(q) The Credit Agreement is further amended by deleting the first five words of Section 9.01(e)(i) in their entirety and substituting in their place the following:

“The Borrower or any Subsidiary or any Loan Party…”

(r) The Credit Agreement is further amended by deleting Exhibit B attached thereto in its entirety and substituting in its place Exhibit B attached hereto.

(s) The Credit Agreement is further amended by inserting a new Schedule 6.06 and a new Schedule 6.12 in the form attached hereto as Schedule 6.06 and Schedule 6.12.

(t) The Credit Agreement is further amended by deleting Schedule 6.18 in its entirety and substituting in its place a new Schedule 6.18 in the form attached hereto as Schedule 6.18.

Section 2. Conditions Precedent. The effectiveness of this Amendment is subject to receipt by the Lender of each of the following, each in form and substance satisfactory to the Lender:

(a) A counterpart of this Amendment duly executed by the Borrower, the Guarantor and the Lender;

(b) An Acknowledgment substantially in the form of Annex 1 attached hereto, executed by each Guarantor (other than BCD);

(c) A Guaranty Agreement substantially in the form of Annex 2 attached hereto, executed by BCD;

(d) Payment of an amendment fee in the amount of $25,000;

(e) An opinion of counsel to BCD Holdings B.V., in form and substance satisfactory to the Lenders; and

(f) Such other documents, instruments and agreements as the Lender may reasonably request.

Section 3. Representations. The Borrower represents and warrants to the Lender that:

(a) Authorization. The Borrower has the right and power, and has taken all necessary action to authorize it, to execute and deliver this Amendment and to perform its obligations hereunder and under the Credit Agreement, as amended by this Amendment, in accordance with their respective terms. This Amendment has been duly executed and delivered by a duly authorized officer of the Borrower and each of this Amendment and the Credit Agreement, as amended by this Amendment, is a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its respective terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

(b) Compliance with Laws, etc. The execution and delivery by the Borrower of this Amendment and the performance by the Borrower of this Amendment and the Credit Agreement, as amended by this Amendment, in accordance with their respective terms, do not and will not, by the passage of time, the giving of notice or otherwise: (i) require any approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person; (ii) conflict with, result in a breach of or constitute a default under the Borrower’s articles of incorporation or by-laws or any indenture, agreement or other instrument to which the Borrower is a party or by which it or any of its properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower.

(c) No Default. No Default or Event of Default has occurred and is continuing as of the date hereof nor will exist immediately after giving effect to this Amendment.

Section 4. Reaffirmation of Representations by Borrower. The Borrower hereby repeats and reaffirms in all material respects all representations and warranties made by the Borrower to the Lender in the Credit Agreement and the other Loan Documents to which it is a party on and as of the date hereof (except to the extent that such representations and warranties are expressly made only as of an earlier date) with the same force and effect as if such representations and warranties were set forth in this Amendment in full.

Section 5. Certain References; Loan Document. Each reference to the Credit Agreement in any of the Loan Documents shall be deemed to be a reference to the Credit Agreement as amended by this Amendment. Each of the parties hereto agree that this Amendment shall be deemed to be a Loan Document.

Section 6. Expenses. The Borrower shall reimburse the Lender upon demand for all costs and expenses (including reasonable attorneys’ fees) incurred by the Lender in connection with the preparation, negotiation and execution of this Amendment and the other agreements and documents executed and delivered in connection herewith.

Section 7. Benefits. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 9. Effect. Except as expressly herein amended, the terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect. The amendments contained herein shall be deemed to have prospective application only, unless otherwise specifically stated herein.

Section 10. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, their successors and assigns.

Section 11. Definitions. All capitalized terms not otherwise defined herein are used herein with the respective definitions given them in the Credit Agreement.

Section 12. Landlord Agreement. The Borrower has changed its headquarters building from 6 West Druid Hills Drive, Atlanta, Georgia 30329 to The Park Central, 2970 Clairmont Road, Atlanta, Georgia 30329 (the “New Location”), has not delivered to the Lender a lessor’s agreement as described in Section 7(i) of the Security Agreement. Notwithstanding the requirements for delivery of such a lessor’s agreement set forth in Section 7(i), the Borrower agrees to deliver to the Lender a lessor’s agreement for the New Location, executed by the landlord of the New Location, which such agreement shall be in form and substance satisfactory to the Lender, within 60 days of the date hereof. The Borrower acknowledges and agrees that the failure to timely comply with this Section shall be an immediate Event of Default under the Credit Agreement.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Credit Agreement to be executed as of the date first above written.

THE BORROWER:

TRX, INC.

By:	/s/ David D. Cathcart
Name:	David D. Cathcart
Title:	CFO, Secretary & Treasurer

THE LENDER:

ATLANTIC CAPITAL BANK

By:	/s/ Robert Bugbee
Name:	Robert Bugbee
Title:	Senior Vice President